Exhibit 99.1

Contact: Sheila Davis – PR/IR Mgr. - 641-585-6803 – sdavis@winnebagoind.com

WINNEBAGO INDUSTRIES REPORTS RESULTS

FOR THE SECOND QUARTER/FIRST SIX MONTHS OF FISCAL YEAR 2009

FOREST CITY, IOWA, March 19, 2009 – Winnebago Industries, Inc. (NYSE:WGO), the nation’s top-selling motor home manufacturer, today reported financial results for the Company’s second quarter and first six months of fiscal year 2009 ended February 28, 2009.

Revenues for the second quarter were $31.8 million, a decrease of 80.6 percent, versus revenues of $164.2 million for the second quarter last year. The Company reported an operating loss of $18.6 million for the second quarter of fiscal 2009 versus operating income of $2.5 million for the second quarter of fiscal 2008. Net loss for the second quarter was $10.4 million versus net income of $2.5 million for the second quarter of fiscal 2008. On a diluted per share basis, the Company had a net loss of 36 cents for the second quarter of fiscal 2009, versus net income of 9 cents for the second quarter last year.

Revenues for the first 26 weeks of fiscal 2009 were $101.2 million, a decrease of 73 percent, versus revenues of $379.3 million for the first 27 weeks of fiscal 2008. The Company reported an operating loss of $35.5 million for the first 26 weeks of fiscal 2009, versus operating income of $16.0 million for the first 27 weeks of fiscal 2008. Net loss for the first 26 weeks of fiscal 2009 was $20.0 million, or 69 cents per diluted share, versus net income of $12.5 million, or 43 cents per diluted share, for the first 27 weeks of the last fiscal year.

The second quarter of fiscal 2009 was negatively impacted by the continued decline in motor home delivery volumes, increased incentives at the wholesale and retail levels and a less favorable mix of products sold. In turn, lower motor home volume resulted in inefficiencies due to reduced utilization of manufacturing facilities. The Company did benefit however, from a reduction of inventories of $10.5 million during the second quarter. Also during the second quarter, the Company elected to participate in a ‘no net cost’ loan program for $9.1 million through UBS AG, secured by a portion of the Auction Rate Securities (ARS) owned by the Company in an account with them. As a result, cash and cash equivalents at the end of the quarter were $27.5 million.

“We anticipate continued softness in motor home sales until we see improvement in the credit markets at the wholesale and retail levels and in consumer confidence levels,” said Winnebago Industries’ Chairman, CEO and President Bob Olson. Wholesale shipments within the motor home industry have fallen dramatically, with the decline accelerating throughout recent periods. Industry-wide wholesale shipments of Class A and Class C motor homes dropped 49.5 percent in calendar year 2008, 75.2 percent in the fourth calendar quarter and 80.6 percent in the month of January 2009. Statistical Surveys, the retail reporting service for the RV industry, reported a similar decline with industry-wide retail sales of Class A and Class C motor homes down 41.6 percent for calendar 2008, 54.8 percent for the fourth calendar quarter and 58.4 percent in the month of January 2009. Winnebago Industries continues to lead the industry in retail sales of Class A and Class C motor homes combined with the Winnebago and Itasca brands achieving 18.5 percent market share for calendar 2008, versus 18.6 percent market share for calendar 2007.

“The contraction in wholesale shipments is evident when looking at our dealers’ inventory of Winnebago, Itasca and ERA products,” said Olson. “Total combined dealer inventory of Winnebago Industries’ products on our dealer partners’ lots was 2,918 motor homes at the end of the second quarter of fiscal 2009, a sequential reduction of 11 percent compared to inventory at the end of the first quarter of fiscal 2009 and a 40 percent reduction compared to dealer inventory at the end of the second quarter of fiscal 2008. Even with a depressed retail market, I continue to believe that once our dealers’ floorplan lenders provide the dealers with sufficient credit to enable them to reorder product to more closely match retail sell-through, we will experience an increase in deliveries.”

— more —

“Extremely challenging market conditions have resulted in a severe decline in our revenues in the first half of fiscal 2009,” said Winnebago Industries’ Vice President, CFO Sarah Nielsen. “As a result, maintaining liquidity and conserving capital are the primary goals of management in order to enhance our financial flexibility. We have taken several steps to conserve capital and maintain liquidity thus far in fiscal 2009, such as considerable reduction of inventory levels, the establishment of a line of credit, participation in the UBS ‘no net cost’ loan program, and the suspension of cash dividend payments starting in the second quarter of fiscal 2009. We have also continued to reduce our fixed cost structure over the past 12 months; we anticipate fixed cost reductions in excess of $21 million to be achieved in fiscal 2009. Specifically, actions taken thus far include the reduction of our total headcount by nearly 50%, salary reductions, the elimination of 2009 stock grants to key management and the board, elimination of bonuses, reductions of the 401(k) match and two mandatory unpaid weeks off (one during the second quarter and one to occur during the fourth quarter). Other fixed costs have been eliminated through many strategic actions, including the closure of our Charles City manufacturing facility, cancellation of certain promotional events typically held and reduced spending throughout the Company. Additional cost reduction activities will continue during these challenging market conditions.”

“While several major competitors are in very difficult financial circumstances, we are confident of our financial strength and competitive position in this economic recession,” continued Olson. “We have enviable brand strength, quality products and financial stability to withstand the downturn. In the short-term, however, we anticipate added competitive pressure from deeply discounted product in the marketplace from struggling manufacturers, in addition to the challenges from the ongoing turmoil in the credit markets. It is my belief that once the housing and stock markets recover, along with the shoring up of personal balance sheets with increased savings, consumer’s sense of wealth will improve and more normal spending patterns will prevail.”

Winnebago Industries will conduct a conference call in conjunction with this release at 9 a.m. Central Time today, Thursday, March 19, 2009. Members of the news media, investors and the general public are invited to access a live broadcast of the conference call via the Investor Relations page of the Company’s website at http://www.winnebagoind.com/investor.html. The event will be archived and available for replay for the next 90 days.

About Winnebago Industries

Winnebago Industries, Inc. is the nation’s top-selling manufacturer of motor homes which are self-contained recreation vehicles used primarily in leisure travel and outdoor recreation activities. The Company builds quality motor homes under the Winnebago, Itasca and ERA brand names with state-of-the-art computer-aided design and manufacturing systems on automotive-styled assembly lines. The Company’s common stock is listed on the New York and Chicago Stock Exchanges and traded under the symbol WGO. Options for the Company’s common stock are traded on the Chicago Board Options Exchange. For access to Winnebago Industries’ investor relations material or to add your name to an automatic email list for Company news releases, visit, http://www.winnebagoind.com/investor.html.

This press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that forward-looking statements are inherently uncertain. A number of factors could cause actual results to differ materially from these statements, including, but not limited to interest rates and availability of credit, low consumer confidence, availability and price of fuel, a further slowdown in the economy, availability of chassis and other key component parts, sales order cancellations, slower than anticipated sales of new or existing products, new product introductions by competitors, the effect of global tensions, and other factors. Additional information concerning certain risks and uncertainties that could cause actual results to differ materially from that projected or suggested is contained in the Company’s filings with the Securities and Exchange Commission (SEC) over the last 12 months, copies of which are available from the SEC or from the Company upon request.

— more —

Winnebago Industries, Inc.

Unaudited Consolidated Statements of Income

(In thousands, except percent and per share data)

	Quarter Ended February 28, 2009		Quarter Ended March 1, 2008
		%		%
Net revenues	$31,808	100.0	$164,203	100.0
Cost of goods sold	43,600	137.1	152,034	92.6
Gross (deficit) profit	(11,792)	(37.1)	12,169	7.4
Operating expenses
Selling	2,816	8.8	4,258	2.6
General and administrative	4,003	12.6	5,457	3.3
Total operating expenses	6,819	21.4	9,715	5.9
Operating (loss) income	(18,611)	(58.5)	2,454	1.5
Financial income	633	2.0	1,236	0.7
(Loss) income before income taxes	(17,978)	(56.5)	3,690	2.2
(Credit) provision for taxes	(7,597)	(23.9)	1,173	0.7
Net (loss) income	$(10,381)	(32.6)	$2,517	1.5
(Loss) income per common share:
Basic	$(0.36)		$0.09
Diluted	$(0.36)		$0.09
Weighted average common shares outstanding
Basic	29,037		28,964
Diluted	29,046		29,034

	26 Weeks Ended February 28, 2009		27 Weeks Ended March 1, 2008
		%		%
Net revenues	$101,206	100.0	$379,345	100.0
Cost of goods sold	121,892	120.4	341,536	90.0
Gross (deficit) profit	(20,686)	(20.4)	37,809	10.0
Operating expenses
Selling	6,481	6.4	9,863	2.6
General and administrative	8,334	8.2	11,908	3.1
Total operating expenses	14,815	14.6	21,771	5.7
Operating (loss) income	(35,501)	(35.0)	16,038	4.3
Financial income	1,157	1.1	2,476	0.6
(Loss) income before income taxes	(34,344)	(33.9)	18,514	4.9
(Credit) provision for taxes	(14,367)	(14.2)	6,035	1.6
Net (loss) income	$(19,977)	(19.7)	$12,479	3.3
(Loss) income per common share:
Basic	$(0.69)		$0.43
Diluted	$(0.69)		$0.43
Weighted average common shares outstanding
Basic	29,032		29,165
Diluted	29,041		29,245

Winnebago Industries, Inc.

Unaudited Consolidated Condensed Balance Sheets

(In thousands)

	Feb. 28, 2009	Aug. 30, 2008
ASSETS
Current assets:
Cash and cash equivalents	$27,454	$17,851
Short-term investments	—	3,100
Receivables, net	8,237	9,426
Inventories	72,778	110,596
Income taxes receivable	19,477	6,618
Prepaid and other	13,301	15,290
Total current assets	141,247	162,881

Property and equipment, net	37,091	40,097
Long-term investments, less impairments	33,476	37,538
Deferred income taxes	28,342	26,862
Investment in life insurance	22,492	22,123
Other assets	11,550	15,954
Total assets	$274,198	$305,455

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	7,182	15,631
Short-term ARS borrowings	9,100	—
Income taxes payable	30	76
Accrued expenses	32,213	38,626
Total current liabilities	48,525	54,333

Long-term liabilities:
Unrecognized tax benefit	8,943	9,469
Postretirement health care and deferred compensation benefits, net of current portion	63,047	67,729
Total long-term liabilities	71,990	77,198

Stockholders’ equity	153,683	173,924
Total liabilities and stockholders’ equity	$274,198	$305,455

Winnebago Industries, Inc.

Unaudited Condensed Statements of Cash Flows

(In thousands)

	26 Weeks Ended February 28, 2009	27 Weeks Ended March 1, 2008
Operating activities:
Net (loss) income	$(19,977)	$12,479
Adjustments to reconcile net (loss) income to net cash provided by operating activities:
Depreciation	4,146	5,179
Stock-based compensation	526	2,910
Postretirement benefit income and deferred compensation	711	716
Deferred income taxes	(503)	98
Increase in cash surrender value of life insurance policies	(513)	(459)
Other	158	36
Change in assets and liabilities:
Inventories	37,818	(27,269)
Receivables and prepaid assets	1,290	(1,603)
Accounts payable and accrued expenses	(11,734)	(8,456)
Income taxes (receivable) payable and unrecognized tax benefits	(12,756)	4,451
Postretirement and deferred compensation benefits	(1,424)	(715)
Net cash used in operating activities	(2,258)	(12,633)

Investing activities:
Purchases of investments	—	(228,069)
Proceeds from the sale or maturity of investments	8,500	276,519
Purchases of property and equipment	(1,344)	(2,469)
Other	(744)	(622)
Net cash provided by investing activities	6,412	45,359

Financing activities:
Payments for purchase of common stock	(162)	(17,527)
Payments of cash dividends	(3,489)	(7,024)
Borrowings on ARS portfolio	9,100	—
Proceeds from issuance of treasury stock	—	472
Net cash provided by (used in) financing activities	5,449	(24,079)

Net increase in cash and cash equivalents	9,603	8,647

Cash and cash equivalents at beginning of period	17,851	6,889

Cash and cash equivalents at end of period	$27,454	$15,536

Winnebago Industries, Inc.

Unaudited Motor Home Deliveries

	Quarter Ended	Quarter Ended	Change
	Feb. 28, 2009	Mar. 1, 2008	Units	%
Class A Gas	77	551	(474)	(86.0)
Class A Diesel	45	287	(242)	(84.3)
Total Class A	122	838	(716)	(85.4)
Class B	8	1	7	700.0
Class C	185	858	(673)	(78.4)
Total deliveries	315	1,697	(1,382)	(81.4)

	26 Weeks Ended	27 Weeks Ended	Change
	Feb. 28, 2009	Mar. 1, 2008	Units	%
Motor home unit deliveries
Class A Gas	242	1,387	(1,145)	(82.6)
Class A Diesel	163	650	(487)	(74.9)
Total Class A	405	2,037	(1,632)	(80.1)
Class B	43	1	42	NM
Class C	523	1,814	(1,291)	(71.2)
Total deliveries	971	3,852	(2,881)	(74.8)

Winnebago Industries, Inc.

Unaudited Sales Order Backlog and Dealer Inventory

(Units)

	As of		Increase/	%
	Feb. 28, 2009	Mar. 1, 2008	(Decrease)	Change
Class A Gas	67	367	(300)	(81.7)
Class A Diesel	27	103	(76)	(73.8)
Total Class A	94	470	(376)	(80.0)
Class B	9	178	(169)	(94.9)
Class C	232	944	(712)	(75.4)
Total backlog*	335	1,592	(1,257)	(79.0)

Total approximate revenue dollars (in thousands)	$27,389	$123,137	$(95,748)	(77.8)
Dealer inventory	2,918	4,837	(1,919)	(39.7)

* The Company includes in its backlog all accepted orders from dealers to be shipped within the next six months. Orders in backlog can be cancelled or postponed at the option of the purchaser at any time without penalty and, therefore, backlog may not necessarily be an accurate measure of future sales.

# # #